Exhibit 4(k)
SUBORDINATED NOTE

U.S. $287,500,000.00	September 30, 2005
     FOR VALUE RECEIVED, the undersigned, LAMAR MEDIA CORP., a corporation organized under the laws of Delaware (the “Maker”), hereby promises to pay, subject to the subordination provisions set forth below (the “Subordination Provisions”), to LAMAR ADVERTISING COMPANY, a corporation organized under the laws of Delaware (together with any subsequent holder hereof, the “Payee”) the principal sum of TWO HUNDRED EIGHTY-SEVEN MILLION, FIVE HUNDRED THOUSAND AND NO/100 UNITED STATES DOLLARS ($287,500,000.00) not later than December 31, 2010 (or, to the extent that the full principal of this Subordinated Note may not be paid on such date as a Restricted Payment (as defined in the Credit Agreement referred to below) under Section 7.06 of the Credit Agreement, such later date upon which such Restricted Payment may be made under said Section).
     Subject to the Subordination Provisions, the Maker promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full at the rate of 2.875% per annum, payable semi-annually on each June 30 and December 31 of each year, provided, however, that any such interest not so punctually paid or duly provided for will be payable upon demand by the Payee after the date (if ever) upon which a Restricted Payment in the amount of such interest may be made under Section 7.06 of the Credit Agreement. All computations of interest will be made by the Payee on the basis a 360-day year of twelve 30-day months. Whenever any payment hereunder is stated to be due on a day other than a business day, such payment will be made on the next-following business day.
     Subject to the Subordination Provisions, the Maker may prepay in whole or in part the outstanding principal amount of this Subordinated Note, provided that the Maker will pay on the date of such prepayment all accrued and unpaid interest due on such prepaid principal amount to the date of prepayment.
     Anything in this Subordinated Note to the contrary notwithstanding, the indebtedness evidenced by this Subordinated Note shall be subordinate and junior in right of payment in full in cash, to the extent and in the manner hereinafter set forth, to all indebtedness of the Maker (other than declared and unpaid dividends in respect of its outstanding capital stock) outstanding from time to time, including without limitation, indebtedness for borrowed money, indebtedness and other liabilities arising under the Credit Agreement and any interest accruing after the commencement of any proceedings referred to in clause (ii) below, whether or not such interest is an allowed claim in any such proceeding (all such indebtedness or other liabilities and interest being herein called “Senior Obligations”):
     (i) the holders of Senior Obligations shall be entitled to receive payment in full in cash of all amounts constituting Senior Obligations before the Payee is entitled to receive any payment on account of this Subordinated Note and, in that connection, unless and until the principal of, and interest on, and all other amounts in respect of, all Senior Obligations shall have been paid in full in cash (x) no payment on account of the principal of, or interest on, or any other amount in respect of, this Subordinated Note or any judgment with respect thereto (and no payment on account of the purchase or redemption or other acquisition of this Subordinated Note) shall be made by or on behalf of the Maker and (y) the Payee shall not (A) ask, demand, sue for, take or receive from the Maker, by set-off or in any other manner any payment on account of the principal of, or interest on, or any other amount in respect of, this Subordinated Note or (B) seek any other remedy allowed at law or in equity against the Maker for breach of the Maker’s obligations under this Subordinated Note, provided that the Maker may make, and the Payee shall be entitled to receive and retain from time to time, payments and prepayments in respect of the principal of and interest of this Subordinated Note so long as no Default or Event of Default under and as defined in the Credit Agreement shall have occurred and be continuing at the time, or after giving effect to, such payment or prepayment (including any such Default or Event of Default under Section 7.06 of the Credit Agreement resulting from the Restricted Payment represented by such payment or prepayment being made);
     (ii) in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Maker or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Maker, whether or not involving insolvency or bankruptcy, then the holders of Senior Obligations shall be entitled to receive payment in full in cash of all amounts constituting Senior Obligations before the Payee is entitled to receive, or make any demand for, any payment on account of this Subordinated Note, and to that end the holders of Senior Obligations shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities; and
     (iii) if any payment or distribution of any character, whether in cash, securities or other property, in respect of this Subordinated Note shall (despite these subordination provisions) be received by the Payee before all Senior Obligations shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Obligations (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Obligations in full.
     No present or future holder of Senior Obligations shall be prejudiced in its right to enforce subordination of this Subordinated Note by any act or failure to act on the part of the Maker or by any act or failure to act, in good faith on the part of such holder or any trustee or agent for such holder. The foregoing provisions are solely for the purpose of defining the relative rights of the holders of Senior Obligations on the one hand, and the Payee on the other hand, and nothing herein shall impair, as between the Maker and the Payee, the obligation of the Maker, which is unconditional and absolute, to pay to the Payee the principal hereof and interest hereon in accordance with the terms hereof, nor shall anything herein prevent the Payee from exercising all remedies otherwise permitted by applicable law in respect hereof, subject to the rights, if any, under this Subordinated Note of holders of Senior Obligations to receive cash, property or securities otherwise payable or deliverable to the Payee.
     Subject to the payment in full in cash of all Senior Obligations, the Payee shall be subrogated to the rights of the holders of such Senior Obligations to receive payments and distributions of cash, property and securities applicable to the Senior Obligations until the principal of, and interest on, the Subordinated Indebtedness shall be paid in full in cash. For purposes of such subrogation, no payments or distributions to the holders of Senior Obligations of any cash, property or securities to which the Payee would be entitled except for the Subordination Provisions, and no payments over pursuant to the Subordination Provisions to the holders of Senior Obligations by the Payee, shall, as between the Maker, its creditors other than holders of Senior Obligations, and the Payee, be deemed to be a payment or distribution by the Maker to or on account of the Senior Obligations.
     As used herein, the term “Credit Agreement” shall mean, collectively, (i) the Credit Agreement dated as of September 30, 2005, between Lamar Media Corp., the Subsidiary Borrower that may be or may become a party thereto, the Subsidiary Guarantors party thereto, the Lenders party thereto and JPMorgan Chase Bank, NA., as Administrative Agent and (ii) any extension, renewal, increase, modification or restatement thereof, or any agreement refinancing any of the indebtedness thereunder, in each case as the same shall from time to time be successively extended, renewed, increased, modified, restated or refinanced.
     The Maker hereby irrevocably submits to the jurisdiction of the courts (including any appellate court) of the State of New York in any action or proceeding arising out of or relating to this Subordinated Note, and the Maker hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. The Maker hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Maker agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     This Subordinated Note will be governed by, and construed in accordance with, the law of the State of New York.
     IN WITNESS WHEREOF, the Maker has caused this Subordinated Note to be executed and delivered by its duly authorized officers as of the date first above written.

LAMAR MEDIA CORP.

By:	/s/ Keith A. Istre
Keith A. Istre
Title:	Vice President — Chief Financial Officer